Exhibit 10.1.3

GRAF ACQUISITION CORP. IV

September 19, 2023

Meteora Capital, LLC

To Whom It May Concern:

This letter agreement is entered into in connection with the execution by Meteora Capital, LLC and its affiliated entities (the “Investor”) of that certain Warrant Subscription Agreement (the “Subscription Agreement”), dated as of the date hereof, by and between Investor and Graf Acquisition Corp. IV, a Delaware corporation (the “ Company”), and that certain Confirmation of an OTC Equity Prepaid Forward Transaction (the “Forward Purchase Agreement”), by and between Investor, the Company and NKGen Biotech, Inc., a Delaware corporation (“NKGen Biotech”), to be entered into by such parties. Capitalized terms used herein shall have the meanings set forth in the Forward Purchase Agreement.

In consideration for and as a material inducement to the Investor to enter into the Subscription Agreement and the Forward Purchase Agreement and to consummate the transactions contemplated thereby, the Company and the Investor hereby agree as follows:

1.            Structuring Consideration. In consideration for the Investor structuring the Subscription Agreement and the Forward Purchase Agreement and the transactions described therein, immediately upon consummation of the Business Combination, the Company shall award Investor 200,000 Shares as structuring shares (the “Structuring Shares”), which obligation to deliver Structuring Shares, at the option of the Investor, can be satisfied by the Investor rescinding or reversing from redemption 200,000 Shares (of which such Shares shall not be considered either Recycled Shares or Share Consideration Shares under the Forward Purchase Agreement) prior to the closing of the Business Combination, in which case, on the Closing Date, the Company will pay to the Investor an amount equal to the Redemption Price (as defined in the Company’s Certificate of Incorporation) multiplied by such 200,000 Shares for which the Investor has reversed or rescinded the redemption for purposes of being considered Structuring Shares. In the absence of such alternative, the Investor acknowledges that any Structuring Shares issued will be “restricted securities” under the Securities Act of 1933, as amended, and will be issued subject to transfer restrictions under the securities laws. In the event that the Structuring Shares are restricted securities pursuant to the preceding sentence, such Structuring Shares shall also be entitled to the same registration rights provided for in the section entitled “Share Registration” of the Forward Purchase Agreement and included in the Registration Statement.

2.              ROFR. For the period beginning on the date hereof and ending on the 6-month anniversary of the closing of the Business Combination, Investor shall have the right, but not the obligation, in its sole discretion, to invest on the terms offered to Investor by the Company up to $50,000,000 in any future private placement of debt, equity, derivative or any other kind of financing as legally permitted (excludes any contemplated ‘ESA facility’; each, a “Covered Financing”). For the avoidance of doubt, a Covered Financing shall not include any public offering of securities by the Company. Investor will be provided at least ten (10) business day notice to invest in any Covered Financing.

3.            Notice. The Company will notify the Investor in writing if it intends to pursue or receives a proposal for a Covered Financing, setting out in reasonable detail the terms of the Covered Financing, including economic terms, at least ten Local Business Days prior to entering into any binding agreement or understanding with respect to a Covered Financing (the period beginning on delivery of the notice and ending five Local Business Days after such delivery, the “Option Period”). The Investor can exercise its rights with respect thereto by providing notice to the Company within the Option Period.

4.             Assignment. The Investor may assign its right under this letter agreement, in whole or in part, to any affiliate of the Investor.

5.             Entire Agreement. This letter agreement, together with the definitions and other sections referenced in the Forward Purchase Agreement to be entered into, constitutes the entire agreement among the parties with respect to the subject matter hereof. No integration provision of any other agreement to which the Investor and the Company are a party shall be deemed to affect the Investor’s rights hereunder.

6.             Severability. Each provision of this letter agreement will be considered severable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality will not impair the operation of or affect those portions of this letter agreement that are valid, enforceable and legal.

7.             Amendments. This letter agreement may not be modified or amended or the rights of any party hereunder waived unless such modification, amendment or waiver is effected by a written instrument expressly modifying, amending or waiving this letter agreement or the rights of a party hereunder, which instrument is executed by all the parties hereto.

8.             Counterparts. This letter agreement may be executed in any number of counterparts, any one of which need not contain the signatures of more than one party, but all of such counterparts together will constitute one agreement. Signatures of parties transmitted by facsimile or as PDF attachments to emails shall be deemed to be their original signatures for any purpose whatsoever.

9.             Applicable Law and Exclusive Forum. The validity, interpretation, and performance of this letter agreement shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The Company and the Investor hereby agree that any action, proceeding or claim against it arising out of or relating in any way to this letter agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submit to such jurisdiction, which jurisdiction shall be the exclusive forum for any such action, proceeding or claim. The Company and the Investor hereby waive any objection to such jurisdiction and that such courts represent an inconvenient forum. Notwithstanding the foregoing, this Section 9 shall not apply to any action, proceeding or claim brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum. Notwithstanding the foregoing, the provisions of this paragraph will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum.

Any assignee of this letter agreement shall be deemed to have notice of and to have consented to the forum provisions in this Section 9. If any action, the subject matter of which is within the scope of the forum provisions above, is filed in a court other than a court located within the State of New York or the United States District Court for the Southern District of New York (a “foreign action”) in the name of any Investor, such Investor shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located within the State of New York or the United States District Court for the Southern District of New York in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”), and (y) having service of process made upon such Investor in any such enforcement action by service upon such Investor’s counsel in the foreign action as agent for such Investor.

10.          Trust Account Waiver. Investor hereby acknowledges that, as described in the Company’s prospectus relating to its initial public offering (the “IPO”) dated May 20, 2021 available at www.sec.gov, the Company has established a trust account (the “Trust Account”) containing the proceeds of IPO and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of the Company, its public stockholders and certain other parties (including the underwriters of the IPO). For and in consideration of the Company entering into this Side Letter, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Investor hereby (a) agrees that it does not now and shall not at any time hereafter have any right, title, interest or claim of any kind in or to any monies held in the Trust Account or any distributions or payments therefrom, or upon the release to the Company of the funds held in the Trust Account upon consummation of the Closing and shall not make any claim against the Trust Account, arising out or as a result of, in connection with or relating in any way to this Side Letter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Released Claims”), (b) irrevocably waives any Released Claims that it may have against the Trust Account now or in the future as a result of, or arising out of, this Side Letter, and (c) will not seek recourse against the Trust Account as a result of, in connection with or relating in any way to this Side Letter; provided, however, that nothing in this Section 10 shall (i) serve to limit or prohibit Investor’s right to pursue a claim against the Company for legal relief against assets, monies or other properties of the Company held outside the Trust Account (so long as such claim would not affect the Company’s ability to fulfill its obligation to effectuate any redemption right with respect to any securities of the Company), for specific performance or other equitable relief, (ii) serve to limit or prohibit any claims that the Investor may have in the future against the Company’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds) (so long as such claim would not affect the Company’s ability to fulfill its obligation to effectuate any redemption right with respect to any securities of the Company) or (iii) be deemed to limit Investor’s right to distributions from the Trust Account in accordance with the Company’s Certificate of Incorporation in respect of any redemptions by Investor in respect of Common Stock acquired by any means other than pursuant to this Side Letter or any other rights held as an stockholder of the Company.

[Signature page to follow]

Please confirm your agreement to the foregoing by signing where indicated below and returning a copy of this letter to the Company.

Sincerely,

GRAF ACQUISITION CORP. IV

By:	/s/ James A. Graf
Name: James A. Graf
Title: Chief Executive Officer

AGREED AND ACCEPTED:

METEORA SELECT TRADING OPPORTUNITIES MASTER, LP;

METEORA CAPITAL PARTNERS, LP;

METEORA SPECIAL OPPORTUNITY FUND I, LP; AND

METEORA STRATEGIC CAPITAL, LLC

By:	/s/ Vikas Mittal
Name: Vikas Mittal
Title: Managing Member

Structuring Shares
Meteora Select Trading Opportunities Master, LP	52,554	26.28%
Meteora Capital Partners, LP	71,245	35.62%
Meteora Special Opportunity Fund i, LP	43,188	21.59%
Meteora Strategic Capital, LLC	33,013	16.51%
Total	200,000	100.00%

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